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                                                                       EXHIBIT 8



                     [Snow Becker Krauss P.C. Letterhead]


                                          ____________, 2001


Conrex International Financial, Inc. d/b/a
Global Express Capital Mortgage

Global Express Capital Real Estate Investment Fund I, LLC
8540 Southeastern Avenue, Suite 200
Las Vegas, Nevada  89123


            Re: Global Express Capital Real Estate Investment Fund I, LLC
                FEDERAL TAX OPINION
                ---------------------------------------------------------

Ladies and Gentlemen:

      This is an opinion which you have requested as to the summary of federal income tax consequences set forth in the section entitled "RISKS FACTORS," under the subheading "General Tax Risks" and in the section entitled "FEDERAL INCOME TAX CONSEQUENCES" of the prospectus ("Prospectus") contained in the Form S-11 Registration Statement for Global Express Capital Real Estate Investment Fund I, LLC (the "Fund") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended. The Fund proposes to issue and sell up to $25,000,000 aggregate principal amount of Mortgage Pass-Through Certificates of limited liability company interest ("Certificates" or Securities in the Fund as set forth in the Fund operating agreement attached as Exhibit C to the prospectus dated _______, 2000.

      We have been retained to represent Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage (the "Manager") and the Fund in connection with the offering of the Certificates. We have not represented the members, or any other party in connection with the preparation of this opinion or the offering of Securities by the Fund. In rendering this opinion, we have examined the following:

      1. The Operating Agreement of the Fund, dated January 1, 2001, as amended (the "Operating Agreement").

      2. The Articles of Organization of the Fund filed with the Office of the Secretary of State of the State of Nevada (the "Certificate").



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      3.    The Prospectus.

      4. Such other documents and instruments we have considered necessary for rendering the opinions hereinafter set forth.

      In our examination of the forgoing, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have relied upon the representations and statements of the Manager, that they currently have and intend to maintain substantial assets, other than their interest in the Fund, that could be reached by a creditor of the Fund within the meaning of Income Tax Regulation Section 301.7701-2(d).

      We have also conducted various meetings, discussions and conversations with the Manager regarding the offer and sale of the Securities. Nothing has come to our attention in our representation of the Fund that would make it unreasonable to assume that the above documents will be utilized in the manner intended as set forth those documents. However, we have not independently verified any of the facts or representations contained in such documents.

      As to matters of fact, we have relied upon certificates of the Manager, public officials or other persons and other documents and have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the originals of all documents purporting to be copies thereof.

      In rendering this Opinion, we have assumed that: (1) each other party that has executed or will execute a document, instrument or agreement to which the Fund is a party duly and validly executed and delivered each document, instrument or agreement to which such party is a signatory and that such party's obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (2) each person executing any document, instrument or agreement on behalf of any such party is duly authorized to do so; and (3) each natural person executing any instrument, document or agreement referred to herein is legally competent to do so.

      We are lawyers admitted to practice in New York and have reviewed such laws of the United States and New York as we have deemed necessary for the purpose of providing the opinions set forth herein. We have not reviewed the laws of any jurisdiction other than the United States and New York, and accordingly, we express no opinion herein as to the laws of any other state or jurisdiction.

      Capitalized terms used herein and not otherwise defined in this opinion shall have the same meaning as they have in the Operating Agreement, as the context requires.
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      We have made the following observations and assumptions for purposes of our opinion:

      1. We assume for purposes of this opinion generally that (i) the Fund has an objective to carry on business for profit and derive the gains therefrom;
(ii) the Fund has taken, and will in the future continue to take all action necessary under the laws of Nevada and any other applicable jurisdiction to permit it to conduct business in those states as contemplated by the Operating Agreement; and (iii) the offer and sale of the Certificates have been made in strict compliance with the terms of the Prospectus;

      2. We note that the Fund will keep its books on an accrual basis and we assume that (i) income and losses of the Fund each year will be computed in accordance with the applicable provisions of the Code and the regulations promulgated thereunder, and (ii) no actions will be taken by the Fund or by any of the Partners after the date of this opinion which would have the effect of changing the tax results set forth below.

      3. We have assumed that the Fund Agreement has been duly executed and the Articles of Organization and all amendments thereto have been duly executed and filed.

      4. The Fund is organized and will be operated in accordance with the Nevada Revised Statutes.

      5. The Fund will be operated in accordance with the Operating Agreement, and it will have the characteristics described in the Prospectus and will be operated as described in the Prospectus.

      6. The Fund will not participate in any Loan on terms other than those described in "LENDING STANDARDS AND POLICIES" without first receiving certain advice of Counsel.

      7. The Loans will be made by on substantially the terms and conditions described in the Prospectus in "LENDING STANDARDS AND POLICIES."

      8. The Manager will take certain steps in connection with the transfer of Certificates to decrease the likelihood that the Fund will be treated as a publicly traded partnership for purposes of Sections 7704, 469(k), and 512(c) of the Code.

      This opinion is based upon the provisions of the Internal Revenue Code of 1986 (the "Code"), as amended the applicable Treasury Regulations promulgated thereunder (the "Regulations') and proposed Treasury Regulations (the "Proposed Treasury Regulations"), current administrative rulings and judicial opinions of the foregoing, all existing as of the date of this letter. It must be emphasized, however, that all such authority is subject to modification at any time by legislative, judicial and/or administrative action and that any such modification could
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Global Express Capital Mortgage, et al.
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be applied on a retroactive basis. Future tax reform proposals may have a material adverse effect on the potential tax benefits that may be expected to be realized from an investment in the Fund. Even under current law, the existence and amount of deductions expected to be claimed by the Fund involve complex legal and factual issues and will depend on certain factual determinations, characterizations, expenditures and other matters, all or any of which may be subject to challenge and passable disallowance by the Internal Revenue Service (the "Service") upon an audit of the personal tax return of a Partner.

      Although it is our opinion that the Fund will not be considered a "tax shelter" in rendering this opinion, we have considered the relevant professional standards, including the requirements of Revised Formal Opinion 346 issued on January 29, 1982 by the American Bar Association's Standing Committee on Ethics and Professional Responsibility and Treasury Department Circular 230, as modified by 31 C.F.R. Part 10, ss. 10.7 (February 14, 1984). Generally speaking, under Opinion 346 and Circular 230, counsel must consider all material tax issues in light of the facts and must fully and fairly address all such issues. Further, where possible, an opinion should be formulated as to the likely outcome on the merits of all material tax issues. In addition, an overall evaluation should be made of the extent to which tax benefits of the proposed investment in the aggregate are likely to be realized.

      The Fund will not request a ruling from the Service as to any tax matters related to the herein described transactions. While the Fund will receive this opinion as to certain tax matters, it is not binding upon the Service. Thus, there can be no assurance that the Service will not contest one or more of the conclusions reached herein, or one or more tax matters as to which no opinion is expressed herein, nor can there be any assurance that the Service will not prevail in any such contest. Further, even if the Service was not successful in any such contest, the Fund, in opposing the Service's position, could incur substantial legal, accounting and other expenses.


OPINION

      As more fully described in the section of the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES" and specifically subject to the qualifications set forth therein, it is our opinion that:

      1. The summary of the income tax consequences set forth in the section of the Prospectus entitled "RISKS FACTORS" under the subheadings "General Tax Risks" and in the sections entitled "FEDERAL INCOME TAX CONSEQUENCES" is an accurate statement of the matters discussed therein and, to the extent such summary involves matters of law, is correct under the Code, the Regulations, and existing interpretations thereof;

      2. It is more likely than not that the Fund will be treated as a partnership as defined in
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Sections 7701(a)(2) and 761 (a) of the Code and not as an association taxable as a corporation, and that the Members will be subject to tax as partners pursuant to Sections 701-706 of the Code.

      3. Based upon Notice 88-75, the representations of the Manager, and the provisions of the Operating Agreement, it is more likely than not that the Fund will not constitute a publicly traded partnership for purposes of Sections 7704, 469(k) and 512(c) of the Code.

      4. Assuming that the Fund makes the Loans on substantially the terms and conditions described in "LENDING STANDARDS AND POLICIES" it is more likely than not that the interest income of the Fund will be treated as portfolio income and not constitute unrelated business taxable income.

      5. It is more likely than not that all material allocations to the Members of income, gain, loss and deductions, as provided for in the Operating Agreement and as discussed in the Prospectus, will be respected under Section 704(b) of the Code, or in the alternative, will be deemed to be in accordance with the Member's interests in the Fund.

      6. Based solely upon the manner in which the Fund has described in its prospectus that it intends to make or acquire mortgage loans, we have concluded that the sale or disposition of all or a portion of the Fund's mortgage loans portfolio would be treated as a disposition of a capital asset.

      This letter contains only our opinion as to federal income tax issues which are expected to be of relevance to U.S. taxpayers who are individuals. Thus, no opinion is expressed as to the federal income tax consequences to other taxpayers, including, but not limited to, non-U.S. citizens, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

      Based upon and subject to the foregoing we wish to advise you that the section of the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES" accurately reflects our opinion as to those matters therein as set forth as to which an opinion is specifically attributed to us.

SCOPE OF OPINION

      In the preparation of the Prospectus and in rendition of this Opinion, we have sought to adhere to certain relevant professional standards embodied in federal regulations and in American Bar Association Formal Opinion 346 regarding the rendition of tax opinions. These standards direct a lawyer issuing certain tax opinions to consider all material tax issues and to address fully and fairly in the offering materials all the material tax issues which involve the reasonable possibility of a challenge by the Internal Revenue Service. The foregoing addresses, in our opinion, all material tax issues which involve a reasonable possibility of challenge by the IRS. We believe that this opinion, together with the section in the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES," addresses fully and fairly all such issues. It is not feasible to present in this opinion (and in the section of the Prospectus entitled "FEDERAL INCOME TAX
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Global Express Capital Mortgage, et al.
___________, 2001
Page 6


CONSEQUENCES") a detailed explanation of the effect of the tax treatment of limited liability companies originating, investing in, holding, selling and disposing of loans, or the tax treatment of investments in such limited liability companies. The current state of the law with respect to many issues which might be raised in connection with the activities described herein is unsettled. Several of the relevant statutory provisions discussed above have been enacted only recently; few Regulations have been proposed or promulgated under these provisions, and there is little or no judicial interpretation of these provisions. Therefore, the tax consequences to the Fund cannot be predicted with a high degree of assurance. Further, although the transactions contemplated by the Prospectus are prospective in nature, we are not assuming an obligation to revise or supplement this Opinion Letter should applicable law be changed by legislative, judicial or administrative action or otherwise.

      There is no assurance that the Service will not raise issues that have not been discussed herein. The Service may disagree with our conclusions and may be upheld by a court. The Service has indicated that it will closely scrutinize activities such as those in which the Fund will be engaged, and there is a very substantial possibility that the Service will examine the Fund's activities and take positions adverse to the Fund.

      No opinion is expressed with respect to Federal or state securities laws, state and local taxes, and Federal income tax issues other than those discussed herein, or any other Federal or state laws not explicitly referred to or discussed herein.

      Except as set forth herein, we have made no independent attempts to verify the facts or representations or assumptions made herein except to the extent we deem reasonable under ABA Formal Opinion 346 and 335 and in connection with our position as counsel to the Fund. Where we render an opinion "to the best of our knowledge" or concerning an item that "has come to our attention" or our opinion otherwise refers to knowledge it means a conscious awareness of facts or other information based upon: (1) any inquiry of attorneys within this firm; (2) receipt of a certificate executed by the Manager covering such matters; (3) such other actual investigation, if any, that we specifically set forth herein, Reference to "us" or "our" is limited to a reference to the lawyer who signs this Opinion letter or any lawyer of this firm who has been actively involved in preparing the documents.

      The opinions expressed in this letter are based solely upon the information and representations set forth above and we have not attempted, nor deemed it necessary, to verify independently the relevant or pertinent facts or representations. If there have been any misstatements of a fact or omission of any material facts, or any amendment or change in any document referred to herein, please notify us, since any misstatement, omission or change, after the date of this Opinion may effect all or part of this letter. We expressly disclaim any obligation to notify you of any

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Global Express Capital Mortgage, et al.
___________, 2001
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changes in law that might take effect after the date hereof that would change or modify any of our opinions expressed above.

      This opinion is furnished solely to advise the Fund, the Members, and you concerning the federal income tax issues discussed herein. We have not represented the Members. The Members should consult their own tax advisors with respect to the tax consequences of the Fund's activities described and discussed herein. Except as expressly set forth herein, this opinion may not be filed with or furnished to any other person, or any governmental agency, and may not be quoted in whole or in part or otherwise referred to in any context, without, in each instance, our prior written consent, and without, in each instance, the exercise of due diligence on your part to verify that there are no material errors or omissions of fact and no changes in the facts or in the text of the documents you have provided to us.

      We hereby consent to the inclusion of this opinion in the Registration Statement as an Exhibit thereto and to the references to our firm under the heading "FEDERAL INCOME TAX CONSEQUENCES" and "EXPERTS" in the Prospectus.

                                    Sincerely yours,

                                    SNOW BECKER KRAUSS P.C.



                                    By:
                                       ---------------------------------
                                          A Member of the Firm